UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 21, 2006

Landry's Restaurants, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-22150	76-0405386
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1510 West Loop South, Houston, Texas		77027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-850-1010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 7.01 Regulation FD Disclosure.

On July 21, 2006, Landry's Restaurants, Inc. (the "Company") issued a press release stating that the Company will retain Wachovia Securities and Northpoint Advisors to assist in evaluating strategic alternatives for the Joe's Crab Shack chain and enhancing shareholder value through the Saltgrass Steak House chain. In addition, the Company further announced it has closed certain underperforming Joe's Crab Shack restaurants and it expects to record an impairment, lease termination and store closing charge of approximately $5.98 million after tax or $0.27 per share diluted. Furthermore, the Company stated that the Joe's Crab Shack evolution program has had an adverse impact on operating margins which has continued in the second quarter, and that the Company believes that the Joe's Crab Shack customer has been hurt by rising gasoline prices, energy costs and interest rates thereby making the operating environment more difficult in this segment of the casual dining sector. As a result, the Company has revised earnings guidance for the second quarter to between $0.70 and $0.71 per share diluted before the store closing charge.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landry's Restaurants, Inc.

July 21, 2006	By:	Steven L. Scheinthal

Name: Steven L. Scheinthal
Title: EVP & General Counsel

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Landry's Press Release published July 21, 2006